                                                  EXHIBIT 12


           NEWMONT GOLD COMPANY AND SUBSIDIARIES
    COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
            (Amounts in thousands except ratios)
                         (Unaudited)

                                              Three Months Ended
                                                March 31, 1997
                                              ------------------
Earnings:
  Income before income taxes                       $  31,973

  Adjustments:
    Net interest expense (1)                          11,499
    Amortization of capitalized interest                 521
    Portion of rental expense representative
     of interest                                         522
    Minority interest of majority-owned
     subsidiaries that have fixed charges             15,248
    Undistributed loss of less than 50%
     owned entities                                    1,489
                                                   ---------
                                                   $  61,252
                                                   =========
Fixed Charges:
  Net interest expense (1)                         $  11,499
  Capitalized interest                                 1,511
  Portion of rental expense representative
   of interest                                           522
                                                   ---------
                                                   $  13,532
                                                   =========

Ratio of earnings to fixed charges                      4.53
                                                   =========

(1) Includes interest expense of majority-owned subsidiaries and amortization of debt issuance costs.